Exhibit 99.1

On July 10, 2019, we filed a lawsuit because of Compass’s illegal and unfair business practices. We did not make that decision lightly and did so with the full support of our Board of Directors. We believed then – as we do now – that it was 100 percent the right thing to do in standing up for ourselves and fighting for open, honest and fair competition in the industry.

On Friday night, as we expected, Compass filed a motion to dismiss our lawsuit. Not surprising to us, they issued a media statement designed to inspire sensational news coverage about Realogy that is simply not true. Compass’s misleading statement was clearly designed to create distraction for Realogy employees, agents and franchisees on which they could later try to capitalize. While we generally do not comment on pending litigation outside the company or even within the company, we want to be clear with you that we have never had discussions to sell or merge Realogy with Compass.

The reality is that Compass is trying to distract the media and the industry from the core issue of its illegal and unfair business practices, which are part of our lawsuit against them. Most recently, a judge in New Jersey ruled that Compass, in connection with the hiring of a Realogy employee, was complicit in improperly accepting Realogy’s confidential information from that employee, and Compass created a ‘dummy job’ to circumvent his non-compete provisions. The judge issued a preliminary injunction against Compass and the former employee.

We stand by the allegations in our complaint. But most importantly, I ask that you not allow Compass’s misleading and intentionally provocative statements to distract you from what you are doing to support our agents and our franchisees every day.

Ryan